Exhibit 99.1

Entrada Therapeutics Promotes Nathan J. Dowden to President

- With a proven track record at Entrada and across his 30-year career in the healthcare sector, Mr. Dowden is well-positioned to help continue driving Entrada’s operational growth -

Boston, Jan. 3, 2024 -- Entrada Therapeutics, Inc. (Nasdaq: TRDA), a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing intracellular Endosomal Escape Vehicle (EEV™)-therapeutics as a new class of medicines, today announced that Nathan J. Dowden, current Chief Operating Officer of Entrada Therapeutics, has been promoted to President and Chief Operating Officer, effective as of January 1, 2024.

“Nate has played an important role in helping to guide Entrada’s growth and has contributed to the building of an inspired team with the potential to make a difference for patients,” said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “His strategic and operational expertise in the life science sector has helped advance our ENTR-601-44 program into the clinic, build our diverse pipeline of intracellular therapeutics, and establish our new headquarters in the Boston Seaport. I’m thrilled to promote Nate to President in addition to his current role as Chief Operating Officer, and I look forward to his continued impact on Entrada in this expanded new role.”

Nate joined Entrada in 2019 and has 30 years of strategy, investment, and operational experience in the healthcare sector. He has played a critical role in developing Entrada’s strategic and operational capabilities, helping to scale the Company to over 150 employees and advance its lead program, ENTR-601-44, into the clinic. Prior to Entrada, Nate served as Senior Vice President of Corporate Development at Rubius Therapeutics, where he supported the organization’s evolution from an early-stage discovery company into a clinical development organization. He also spent 16 years in Managing Director roles at the Huron Consulting Group and The Frankel Group LLC advising biotechnology, biopharmaceutical, diagnostic, and medical device companies. Prior experience also included time with EY and CIGNA Healthcare. Nate holds an MBA from the Booth School of Business at the University of Chicago and a BS from the University of Connecticut.

“Since joining Entrada, I’ve witnessed the tremendous growth of our team, the expanding potential of our increasingly diverse pipeline, and important progress on drug candidates we hope will impact patients and their families,” said Mr. Dowden. “It has been a pleasure contributing to Entrada’s mission to treat devastating diseases with intracellular therapeutics and I am privileged to help continue to support the Company in my new role as President and Chief Operating Officer.”

About Entrada Therapeutics

Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines, Endosomal Escape Vehicle (EEV™)-therapeutics, to engage intracellular targets that have long been considered inaccessible and undruggable. The Company’s EEV therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through its proprietary, highly versatile and modular EEV platform, Entrada is building a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, immunological, ocular and metabolic diseases, among others. The Company’s lead oligonucleotide programs include ENTR-601-44, ENTR-601-45 and ENTR-601-50 for the potential treatment of people living with Duchenne who are exon 44, 45 and 50 skipping amenable, respectively, as well as our partnered candidate ENTR-701 for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Investor and Media Contact

Karla MacDonald
Chief Corporate Affairs Officer

kmacdonald@entradatx.com